Exhibit 99.1

[XL Capital Logo Omitted]

                                                      XL Capital Ltd
                                                      XL House
                                                      One Bermudiana Road
                                                      P. O. Box HM 2245
                                                      Hamilton HM JX
                                                      Bermuda

                                                      Phone:   (441) 292-8515
                                                      Fax:     (441) 292-5280
Press Release


IMMEDIATE

Contact:          Scott C. Hoy                        Roger R. Scotton
                  Investor Relations                  Media Relations
                  (441) 294-7201                      (441) 294-7165


               XL CAPITAL REPORTS FIRST QUARTER 2005 NET INCOME OF
                   $442.9 MILLION, OR $3.18 PER ORDINARY SHARE

HAMILTON, BERMUDA (April 26, 2005) - XL Capital Ltd ("XL" or the "Company") (NYSE: XL) today reported net income available to ordinary shareholders for the quarter ended March 31, 2005 of $442.9 million, or $3.18 per ordinary share, compared with net income of $452.2 million, or $3.25 per ordinary share for the quarter ended March 31, 2004. Net income excluding net realized gains and losses(1) for the first quarter of 2005 was a record at $346.5 million, or $2.49 per ordinary share, compared with $332.5 million, or $2.39 per ordinary share, for the year ago quarter.

Commenting on XL's first quarter 2005 results, President and Chief Executive Officer Brian M. O'Hara said: "I am pleased to report XL delivered one of its highest levels of net income ever this quarter and record net income excluding net realized gains and losses. These results are a testament to the strength of our diversified growth strategy, with solid underwriting profitability in our insurance and reinsurance general operations, complimented by strong performances in our financial products and investment affiliates businesses. Annualized return on shareholders' equity, based on net income excluding net realized gains and losses, was a very satisfactory 19.1% and book value per ordinary share increased to $52.13, despite the increase in interest rates during the quarter."

FIRST QUARTER 2005 HIGHLIGHTS (comparisons are to the equivalent prior year period, unless noted)

     o Net premiums written from general operations increased 2% to $2.8 billion

     o    The combined ratio from general operations was 89.7%

     o Losses from European storm Erwin were approximately $50 million, after-tax

     o Net investment income from general operations increased 17% to $171.9 million

     o    Contribution from financial operations doubled to $77.7 million

     o    Net income from investment affiliates increased 11% to $70.5 million

     o Cash flow from operations was $270.6 million, or $650.1 million including structured and spread transactions

     o Annualized return on ordinary shareholders' equity, based on net income excluding net realized gains and losses, was 19.1%

     o Total net invested assets at March 31, 2005 were $32.8 billion, up 1% from December 31, 2004

     o Total assets at March 31, 2005 were $50.9 billion, up 3% from December 31, 2004

     o Book value per ordinary share was $52.13, compared with $51.98 at December 31, 2004

FIRST QUARTER 2005 SEGMENT HIGHLIGHTS

Insurance

Underwriting profit for the quarter was $82.0 million, compared with $89.9 million for the prior year period. Net premiums written of $1,280 million decreased 1%, compared with the 2004 first quarter. The loss ratio of 67.0% increased 5.2 points from the prior year period and included losses of $6.6 million, pre-tax, from European storm Erwin, in addition to unfavorable prior year net loss development of $48.0 million, pre-tax, primarily in professional lines. The underwriting expense ratio of 24.5% decreased 3.5 points, compared with the prior year period, driven primarily by a 2.9 point decrease in the operating expense ratio, principally reflecting higher net premiums earned.

Reinsurance

General Operations - Underwriting profit for the quarter was $93.4 million, compared with $101.3 million for the prior year period. Net premiums written of $1,568 million increased 4%, compared with the 2004 first quarter, driven primarily by a lower level of ceded premium. The loss ratio was 60.0%, compared with 60.9% in the prior year period, and included pre-tax losses of $45.3 million related to European storm Erwin, partially offset by favorable prior year net loss development of $18.0 million, pre-tax, primarily in property lines. The underwriting expense ratio increased marginally, compared with the prior year period, to 26.9%.

Life and Annuity Operations - Income from Life and Annuity reinsurance operations was $5.0 million, compared with $12.8 million for the first quarter of 2004. Net premiums written of $81.3 million decreased

11%, compared with the prior year period, primarily reflecting a higher level of ceded premium related to reinsurance treaties entered into during the first quarter of 2005. Claims and policy benefits increased 9% to $125.6 million due to increased losses associated with certain run-off blocks of U.S. life and annuity business. Net investment income increased 33% to $59.9 million, driven by a 34% increase in net invested assets to $4.7 billion.

Financial Products and Services

Contribution from financial operations was $77.7 million, an increase of $39.1 million from the prior year period. Market conditions within the financial guaranty industry remained competitive during the quarter, contributing to a 21% decrease in net premiums written, compared with the prior year period, to $52.6 million. Underwriting profit increased $10.1 million to $33.0 million, driven primarily by a higher level of fee income in both the Company's Financial Guaranty and Financial Solutions businesses. The increase in contribution from financial operations was further driven by a $11.9 million increase in results from derivatives, due primarily to the settlement of certain weather contracts; increases of $6.4 million and $6.1 million in financial guaranty net investment income and net income from affiliates, respectively; and a $5.6 million decrease in structured products operating expenses, due primarily to lower compensation costs.

Corporate Items

Net investment income from general operations for the quarter increased 17%, compared with the 2004 first quarter, to $171.9 million driven primarily by a 21% year-over-year increase in total net invested assets to $32.8 billion. Net income from investment affiliates increased 11% over the prior year period to $70.5 million, driven primarily by a stronger performance in private equity fund investments.

Net realized gains on investments were $60.7 million in the quarter, compared with $115.3 million in the prior year period. Net unrealized gains on investments, net of tax, were $428.4 million at March 31, 2005, compared with $769.5 million at December 31, 2004.

Total operating expenses were $247.2 million in the quarter, up marginally compared with $245.3 million in the prior year period.

(1) Defined as "net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax" (herein referred to as "net income excluding net realized gains and losses"). Net income excluding net realized gains and losses is a non-GAAP measure. See the schedule entitled "Reconciliation" at the end of this release for a reconciliation of net income excluding net realized gains and losses to net income available to ordinary shareholders.

Update on Winterthur Independent Actuarial Process

XL recently met with the independent actuary and Winterthur Swiss Insurance Company ("Winterthur Swiss") with respect to the post-closing seasoning process relating to XL's acquisition of Winterthur International from Winterthur Swiss in 2001. Based on these discussions, XL expects that the independent actuary's report will be issued in the fourth quarter of this year. XL's submission would result in a net payable to XL of approximately $1.45 billion in aggregate and Winterthur Swiss' submission would result in a net payable to XL of approximately $541 million in aggregate. The independent valuation process is a "baseball-type" process, whereby either XL's submitted number or Winterthur Swiss' submitted number will be the actual final seasoned amount, depending upon which number is closest to the number developed by the independent actuary.

                                      # # #

The Company will host a conference call to discuss its first quarter 2005 results on Wednesday, April 27, 2005 at 10:00 am EDT. The conference call can be accessed through a listen-only dial-in number or through a live webcast. To listen to the conference call, please dial (201) 689-8320 password XL427. The webcast will be available on XL's website at www.xlcapital.com and will be archived on XL's website from approximately 1:00 pm EDT on April 27, 2005 through midnight EDT on May 27, 2005. A slide presentation accompanying the Company's discussion of its first quarter 2005 results will also be available on the Company's website at www.xlcapital.com beginning approximately 15 minutes before the commencement of the conference call. A telephone replay of the conference call will be available beginning at 1:00 pm EDT on April 27, 2005 until 8:00 pm EDT on May 4, 2005 by dialing (201) 612 7415 (account number: 290 and conference ID number: 145318). An unaudited financial supplement relating to the Company's first quarter 2005 results is available on its website at www.xlcapital.com.

XL Capital Ltd, through its operating subsidiaries, is a leading provider of insurance and reinsurance coverages and financial products and services to industrial, commercial and professional service firms, insurance companies, and other enterprises on a worldwide basis. As of March 31, 2005, XL Capital Ltd had consolidated assets of approximately $50.9 billion and consolidated shareholders' equity of approximately $7.8 billion. More information about XL Capital Ltd is available at www.xlcapital.com.

This document contains forward-looking statements that involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL's beliefs, plans or expectations, are forward-looking statements. These statements are based on current plans, estimates, and expectations. Actual results may differ materially from those included in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the timely and full recoverability of reinsurance placed by XL with third parties, or other amounts due to XL, including, without limitation, amounts due to XL from Winterthur Swiss Insurance Company (i) in connection with the independent actuarial process or (ii) under other contractual arrangements; (b) greater frequency or severity of claims and loss activity than XL's underwriting, reserving or investment practices anticipate based on historical experience or industry data; (c) trends in rates for property and casualty insurance and reinsurance; (d) developments in the world's financial and capital markets which adversely affect the performance of XL's investments or access to such markets;

(e) changes in general economic conditions, including foreign currency exchange rates, inflation and other factors; and (f) the other factors set forth in XL's most recent reports on Form 10-K, Form 10-Q, and other documents on file with the Securities and Exchange Commission, as well as management's response to any of the aforementioned factors. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.


                                                XL CAPITAL LTD
                                     SUMMARY CONSOLIDATED FINANCIAL DATA
                                         (U.S. dollars in thousands)

                                                                            Three Months Ended
Income Statement Data:                                                           March 31
                                                                                (Unaudited)
                                                                          2005                    2004
                                                                          ----                    ----
Revenues:                                                                                       (Note 1)
Gross premiums written:
                                 - general operations             $  3,371,977              $  3,419,182
                        - life and annuity operations                   91,009                    91,664
                               - financial operations                   60,947                    70,966

Net premiums written:
                                 - general operations                2,848,020                 2,803,744
                        - life and annuity operations                   81,256                    90,938
                               - financial operations                   52,629                    66,656

Net premiums earned:
                                 - general operations                1,766,269                 1,593,246
                        - life and annuity operations                   81,471                    91,808
                               - financial operations                   51,695                    47,748
Net investment income                                                  308,205                   239,067
Net realized gains on investments                                       60,671                   115,337
Net realized and unrealized gains on derivatives                        45,178                     7,767
Net income from investment affiliates                                   70,512                    63,493
Fee and other income                                                    17,160                     6,907
                                                           --------------------    ----------------------
                                       Total revenues             $  2,401,161              $  2,165,373
                                                           --------------------    ----------------------
Expenses:
Net losses and loss expenses incurred                               $1,143,061                  $987,258
Claims and policy benefits                                             125,627                   115,276
Acquisition costs                                                      294,394                   277,270
Operating expenses                                                     247,156                   245,300
Exchange losses (gains)                                                 10,922                  (10,724)
Interest expense                                                        88,286                    50,250
Amortization of intangible assets                                        2,793                     3,257
                                                           --------------------    ----------------------
                                       Total expenses             $  1,912,239              $  1,667,887
                                                           --------------------    ----------------------

   Net income before minority interest, income tax
    and net income from operating affiliates                       $   488,922               $   497,486

Minority interest in net income of subsidiary                            2,275                     4,660
Income tax                                                              52,874                    35,885
Net (income) from operating affiliates                                (19,252)                   (5,308)
                                                           --------------------    ----------------------

Net income                                                         $   453,025                $  462,249
Preference share dividends                                            (10,080)                  (10,080)
                                                           --------------------    ----------------------
Net income available to ordinary shareholders                      $   442,945                $  452,169
                                                           --------------------    ----------------------


Note 1: Certain amounts in prior periods have been reclassified to conform with the current year presentation.


                                                XL CAPITAL LTD
                                      SUMMARY CONSOLIDATED FINANCIAL DATA
                                (Shares in thousands, except per share amounts)

                                                                                  Three Months Ended
Income Statement Data (continued) :                                                    March 31
                                                                                     (Unaudited)
                                                                                  2005                2004
                                                                                  ----                ----
                                                                                                  (Note 1)

      Weighted average number of ordinary shares and ordinary share equivalents :

                                                            Basic              138,035             137,624
                                                          Diluted              139,147             139,044

      Per Share Data :
      Net income available to ordinary shareholders                              $3.18               $3.25
                                                                       ----------------    ----------------

      Ratios - General insurance and reinsurance operations
      Loss ratio                                                                 64.3%               61.4%
      Expense ratio                                                              25.4%               27.4%
                                                                       ----------------    ----------------

      Combined ratio                                                             89.7%               88.8%
                                                                       ----------------    ----------------


Note 1: Certain amounts in prior periods have been reclassified to conform with the current year presentation.


                                              XL CAPITAL LTD
                                    SUMMARY CONSOLIDATED FINANCIAL DATA
                           (U.S. dollars in thousands, except per share amounts)


   Balance Sheet Data:                                        As at March 31,            As at December 31,
                                                                         2005                          2004
                                                                  (Unaudited)                   (Unaudited)
                                                   ---------------------------    --------------------------
                                                                                                   (Note 1)


   Total investments available for sale                           $28,212,758                   $27,823,828

   Net payable for investments purchased                              304,143                       273,535

   Cash and cash equivalents                                        2,287,562                     2,304,303

   Investments in affiliates                                        2,042,343                     1,936,852

   Total assets                                                    50,867,003                    49,245,469


   Unpaid losses and loss expenses                                 19,907,703                    19,837,669

   Deposit liabilities and policy benefit reserves                 10,623,651                    10,309,782

   Notes payable and debt                                           2,721,672                     2,721,431

   Total shareholders' equity                                       7,815,069                     7,738,695

   Book value per ordinary share                                       $52.13                        $51.98


Note 1: Certain amounts in prior periods have been reclassified to conform with the current year presentation.

                                 XL CAPITAL LTD
                                 RECONCILIATION

The following is a reconciliation of the Company's (i) net income to 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivative instruments, net of tax' (which is a non-GAAP measure, the "Exclusions") and (ii) annualized return on shareholders' equity (based on net income minus the Exclusions) to average ordinary shareholders' equity for the three months ended March 31, 2005 and 2004 (in millions, except per share amounts):


                                                                                    Three Months Ended
                                                                                         March 31
                                                                                       (Unaudited)
                                                                                      2005                     2004
                                                                                      ----                     ----
                                                                                                           (Note 1)
Net income available to ordinary shareholders                                   $    442.9                 $  452.1

Net realized (gains) on investments, net of tax                                     (57.7)                  (107.6)

Net realized and unrealized (gains) on investment  and structured
financial derivative instruments, net of tax                                        (28.8)                    (2.9)

Net realized and unrealized (gains) on credit derivatives, net of tax                (9.9)                    (9.1)

                                                                                -------------             ----------
Net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and
investment derivative instruments, net of tax                                   $    346.5                 $  332.5
                                                                                =============             ==========

Per ordinary share results:
Net income available to ordinary shareholders                                   $     3.18                 $   3.25

Net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and
investment derivative instruments, net of tax                                   $     2.49                 $   2.39

Weighted average ordinary shares outstanding:
Basic                                                                                138.0                    137.6
Diluted                                                                              139.1                    139.0

Return on Ordinary Shareholders' Equity:
Average ordinary shareholders' equity                                           $  7,259.4               $  6,632.3

Net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and
investment derivative instruments, net of tax                                   $    346.5               $    332.5

Annualized net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on
credit and investment derivative instruments, net of tax                        $  1,386.0               $  1,330.0

Annualized Return on Ordinary Shareholders' Equity - Net income excluding net realized gains and losses on investments and net realized and unrealized gains
and losses on credit and investment derivative instruments, net of tax               19.1%                    20.1%
                                                                                =============             ==========


Note 1: Certain amounts in prior periods have been reclassified to conform with the current year presentation.

Comment on Regulation G

This press release contains the presentation of (i) 'net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax' and (ii) annualized return on ordinary shareholders' equity (based on net income minus the Exclusions). These items are "non-GAAP financial measures" as defined in Regulation G. The reconciliation of such measures to the most directly comparable GAAP financial measures in accordance with Regulation G is included above.

XL presents its operations in the way it believes will be most meaningful and useful to investors, analysts, rating agencies and others who use XL's financial information in evaluating XL's performance. This presentation includes the use of `net income excluding net realized gains and losses on investments and net realized and unrealized gains and losses on credit and investment derivatives, net of tax'. Investment derivatives include all derivatives entered into by XL other than weather and energy and credit derivatives (discussed further below).

Although the investment of premiums to generate income (or loss) and realized capital gains (or losses) is an integral part of XL's operations, the determination to realize capital gains (or losses) is independent of the underwriting process. In addition, under applicable GAAP accounting requirements, losses can be created as the result of other than temporary declines in value without actual realization. In this regard, certain users of XL's financial information, including certain rating agencies, evaluate earnings before tax and capital gains to understand the profitability of the recurring sources of income without the effects of these two variables. Furthermore, these users believe that, for many companies, the timing of the realization of capital gains is largely opportunistic and are a function of economic and interest rate conditions. In addition, with respect to credit derivatives, because XL generally holds its financial guarantee contracts written in credit default derivative form to maturity, the net effects of the changes in fair value of these credit derivatives are excluded (similar with other companies in the financial guarantee business) as the changes in fair value each quarter are not indicative of underlying business performance of XL's financial guarantee operations. Unlike these credit derivatives, XL's weather and energy derivatives are actively traded (i.e., they are not held to maturity) and are, therefore, not excluded from net income as any gains or losses from this business are considered by management when evaluating and managing the underlying business.

In summary, XL evaluates the performance of and manages its business to produce an underwriting profit. In addition to presenting net income, XL believes that showing net income exclusive of the items mentioned above enables investors and other users of XL's financial information to analyze XL's performance in a manner similar to how management of XL analyzes performance. In this regard, XL believes that providing only a GAAP presentation of net income makes it much more difficult for users of XL's financial information to evaluate XL's underlying business. Also, as stated above, XL believes that the equity analysts and certain rating agencies who follow XL (and the insurance industry as a whole) exclude these items from their analyses for the same reasons and they request that XL provide this non-GAAP financial information on a regular basis.

Return on average ordinary shareholder's equity ("ROE") minus the Exclusions is a widely used measure of any company's profitability. Annualized return on average ordinary shareholders' equity (minus the Exclusions) is calculated by dividing annualized net income minus the Exclusions for any period by the average of the opening and closing ordinary shareholder's equity. XL establishes target ROE's for its total operations, segments and lines of business. If XL's ROE return targets are not met with respect to any line of business over time, the Company seeks to re-evaluate these lines. In addition, XL's compensation of its senior officers is significantly dependant on the achievement of performance goals to enhance shareholder value which include ROE.